Exhibit 4.2

Innovation, Science and Economic Development Canada
Corporations Canada

Innovation, Sciences et Développement économique Canada
Corporations Canada

Restated Certificate of Incorporation

Canada Business Corporations Act

Certificat de constitution à jour

Loi canadienne sur les sociétés par actions

Lightspeed POS Inc.

Corporate name / Dénomination sociale

429290-1

Corporation number / Numéro de société

I HEREBY CERTIFY that the articles of incorporation of the above-named corporation were restated under section 180 of the *Canada Business Corporations Act* as set out in the attached restated articles of incorporation.

JE CERTIFIE que les statuts constitutifs de la société susmentionnée ont été mis à jour en vertu de l'article 180 de la *Loi canadienne sur les sociétés par actions*, tel qu'il est indiqué dans les statuts mis à jour ci-joints.

R Edwards

Raymond Edwards

Director / Directeur

2019-03-15

Date of Restatement (YYYY-MM-DD)
Date de constitution à jour (AAAA-MM-JJ)

Canada

Innovation, Science and Economic Development Canada
Corporations Canada
Innovation, Sciences et Développement économique Canada
Corporations Canada

Canada Business Corporations Act (CBCA)
FORM 7
RESTATED ARTICLES OF INCORPORATION
(Section 180)

1 - Corporate name

Lightspeed POS Inc.

2 - Corporation number

429290 - 1

3 - The province or territory in Canada where the registered office is situated (do not indicate the full address)

Québec

See attached schedule.

5 - Restrictions, if any, on share transfers

None

6 - Minimum and maximum number of directors (for a fixed number of directors, indicate the same number in both boxes)

Minimum number 3 **Maximum number** 15

7 - Restrictions, if any, on the business the corporation may carry on

None

8 - Other provisions, if any

See attached schedule.

9 - Declaration

I hereby certify that I am a director or authorized officer of the corporation and that these restated articles of incorporation correctly set out, without substantive change, the corresponding provisions of the articles of incorporation as amended and supersede the original articles of incorporation.

Signature: [signature]

Print name: Dax Dasilva Telephone number: 514-907-1801

Note: Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or to both (subsection 250(1) of the CBCA).

ISED-ISDE 3167E (2016/11) Page 1 of 2

Canada

SCHEDULE TO THE RESTATED ARTICLES OF INCORPORATION OF
LIGHTSPEED POS INC.

The classes and any maximum number of shares that the Corporation is authorized to issue:

•	Unlimited number of subordinate voting shares (the "Subordinate Voting Shares") and multiple voting shares (the "Multiple Voting Shares"); and

•	Unlimited number of preferred shares, issuable in one or more series (the "Preferred Shares").

1.	Subordinate Voting Shares and Multiple Voting Shares

The rights, privileges, restrictions and conditions attaching to the Subordinate Voting Shares and the Multiple Voting Shares are:

1.1.
Dividends; Rights on Liquidation, Dissolution, or Winding-Up. The Subordinate Voting Shares and the Multiple Voting Shares shall be subject to and subordinate to the rights, privileges, restrictions and conditions attaching to the Preferred Shares and shall rank pari passu with each other, share for share, as to the right to receive dividends and to receive the remaining property and assets of the Corporation on the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs. For the avoidance of doubt, holders of Subordinate Voting Shares and Multiple Voting Shares shall, subject always to the rights of the holders of Preferred Shares, be entitled to receive (i) such dividends at such times and in such amounts and form as the Board of Directors of the Corporation shall determine, and (ii) in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntarily or involuntarily, or any other distribution of assets of the Corporation among its shareholders for the purposes of winding up its affairs, the remaining property and assets of the Corporation, in the case of (i) and (ii) in an identical amount per share, at the same time and in the same form (whether in cash, in specie or otherwise) as if the Subordinate Voting Shares and the Multiple Voting Shares were of one class only, provided, however, that in the event of a payment of a dividend in the form of shares of the Corporation, holders of Subordinate Voting Shares shall receive Subordinate Voting Shares and holders of Multiple Voting Shares shall receive Multiple Voting Shares, unless otherwise determined by the Board of Directors of the Corporation.

1.2.	Meetings and Voting Rights.

1.2.1.
Each holder of Multiple Voting Shares and each holder of Subordinate Voting Shares shall be entitled to receive notice of and to attend all meetings of shareholders of the Corporation, except meetings at which only holders of another particular class or series shall have the right to vote. At each such meeting, each Multiple Voting Share shall entitle the holder thereof to four (4) votes and each Subordinate Voting Share shall entitle the holder thereof to one (1) vote, and the holders of Subordinate Voting Shares and Multiple Voting Shares shall vote together as a single class, except as otherwise expressly provided herein or as provided by law.

1.2.2.
Neither the holders of the Multiple Voting Shares nor the holders of the Subordinate Voting Shares shall be entitled to vote separately as a class upon a proposal to amend the articles of the Corporation in the case of an amendment referred to in paragraph (a) or (e) of subsection 176(1) of the Canada Business Corporations Act (the "Act"). Neither the holders of the Multiple Voting Shares nor the holders of the Subordinate Voting Shares shall be entitled to vote separately as a class upon a proposal to amend the articles of the Corporation in the case of an amendment referred to in paragraph (b) of subsection 176(1) of the Act unless such exchange, reclassification or cancellation: (i) affects only the holders of that class; or (ii) affects the holders of Subordinate Voting Shares and Multiple Voting Shares differently, on a per share basis, and such holders are not otherwise entitled to vote separately as a class under any applicable law or subsection 1.2.3 in respect of such exchange, reclassification or cancellation.

1.2.3.
In connection with any Change of Control Transaction (as defined below) requiring approval of the holders of Subordinate Voting Shares and Multiple Voting Shares under the Act, holders of Subordinate Voting Shares and Multiple Voting Shares shall be treated equally and identically, on a per share basis, unless different treatment of the shares of each such class is approved by a majority of the votes cast by the holders of outstanding Subordinate Voting Shares who voted in respect of that resolution and by a majority of the votes cast by the holders of outstanding Multiple Voting Shares who voted in respect of that resolution, each voting separately as a class at a meeting of the holders of that class called and held for such purpose.

1.2.4.
For purposes of subsection 1.2.3, "Change of Control Transaction" means an amalgamation, arrangement, recapitalization, business combination or similar transaction of the Corporation, other than an amalgamation, arrangement, recapitalization, business combination or similar transaction that would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or exchanged into voting securities of the continuing entity or its parent) more than fifty percent (50%) of the total voting power represented by the voting securities of the Corporation, the continuing entity or its parent and more than fifty percent (50%) of the total number of outstanding shares of the Corporation, the continuing entity or its parent, in each case as outstanding immediately after such transaction, and the shareholders of the Corporation immediately prior to the transaction own voting securities of the Corporation, the continuing entity or its parent immediately following the transaction in substantially the same proportions (vis a vis each other) as such shareholders owned the voting securities of the Corporation immediately prior to the transaction.

1.3.
Subdivision or Consolidation. No subdivision or consolidation of the Subordinate Voting Shares or the Multiple Voting Shares shall be carried out unless, at the same time, the Multiple Voting Shares or the Subordinate Voting Shares, as the case may be, are subdivided or consolidated in the same manner and on the same basis.

1.4.
Voluntary Conversion. The Subordinate Voting Shares cannot be converted into any other class of shares. Each outstanding Multiple Voting Share may at any time, at the option of the holder, be converted into one fully paid and non-assessable Subordinate Voting Share, in the following manner:

1.4.1.
The conversion privilege for which provision is made in this subsection 1.4 shall be exercised by notice in writing given to the transfer agent of the Corporation, if one exists, and if not, to the Corporation at its registered office, accompanied by a certificate or certificates representing the Multiple Voting Shares in respect of which the holder desires to exercise such conversion privilege, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation. Such notice shall be signed by the holder of the Multiple Voting Shares in respect of which such conversion privilege is being exercised, or by the duly authorized representative thereof, and shall specify the number of Multiple Voting Shares which such holder desires to have converted. On any conversion of Multiple Voting Shares, the Subordinate Voting Shares resulting therefrom shall be registered in the name of the registered holder of the Multiple Voting Shares converted or, subject to payment by the registered holder of any stock transfer or other applicable taxes and compliance with any other reasonable requirements of the Corporation in respect of such transfer, in such name or names as such registered holder may direct in writing.

1.4.2.
Upon receipt by the transfer agent of the Corporation, if one exists, and if not, by the Corporation at its registered office, of such notice and certificate or certificates, if any, and, as applicable, compliance with such other requirements, the Corporation shall, at its expense, effective as of the date of such receipt and, as applicable, compliance, remove or cause the removal of such holder from the register of holders in respect of the Multiple Voting Shares for which the conversion privilege is being exercised, add the holder (or any person or persons in whose name or names such converting holder shall have directed the resulting Subordinate Voting Shares to be registered) to the register of holders in respect of the resulting Subordinate Voting Shares, cancel or cause the cancellation of any certificate or certificates representing such Multiple Voting Shares and issue or cause to be issued a certificate or certificates representing the Subordinate Voting Shares issued upon the conversion of such Multiple Voting Shares, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation. If less than all of the Multiple Voting Shares represented by any certificate are to be converted, the holder shall be entitled to receive a new certificate representing the Multiple Voting Shares represented by the original certificate which are not converted.

1.4.3.
The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Multiple Voting Shares to Subordinate Voting Shares and the general administration of this dual class share structure as it may deem necessary or advisable, and may from time to time request that holders of Multiple Voting Shares furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Multiple Voting Shares and to confirm that a conversion to Subordinate Voting Shares has not occurred. A determination by the Corporate Secretary of the Corporation that a conversion of Multiple Voting Shares to Subordinate Voting Shares has occurred shall be conclusive and binding.

1.5.	Automatic Conversion.

1.5.1.
Upon the first date that a Multiple Voting Share shall be held by a Person other than a Permitted Holder (as defined below), the Permitted Holder which held such Multiple Voting Share until such date, without any further action, shall automatically be deemed to have exercised his, her or its rights under subsection 1.4 to convert such Multiple Voting Share into one fully paid and non-assessable Subordinate Voting Share, effective immediately, and the Corporation shall, at its expense, effective as of such date, remove or cause the removal of such holder from the register of holders in respect of the Multiple Voting Shares subject to such automatic conversion, add such holder to the register of holders in respect of the resulting Subordinate Voting Shares, cancel or cause the cancellation of any certificate or certificates representing the Multiple Voting Shares so deemed to have been converted for Subordinate Voting Shares, and issue or cause to be issued to such holder a certificate representing the Subordinate Voting Shares issued to the holder upon the foregoing automatic conversion of such Multiple Voting Shares registered in the name of such holder, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation, and, against receipt from such holder of the certificate or certificates representing the Multiple Voting Shares in respect of which such conversion has been deemed to have been exercised, as applicable, deliver to such holder the certificate representing such Subordinate Voting Shares, or the equivalent in any non-certificated inventory system administered by any applicable depository or transfer agent of the Corporation. If less than all of the Multiple Voting Shares represented by any certificate are automatically converted into Subordinate Voting Shares, the holder shall be entitled to receive a new certificate representing the Multiple Voting Shares represented by the original certificate which have not been converted against delivery of such original certificate.

1.5.2.
In addition, all Multiple Voting Shares, regardless of the holder thereof, will convert automatically into Subordinate Voting Shares in the manner set forth in subsection 1.5.1 at such time that is the earlier to occur of the following:

(a)
Permitted Holders that hold Multiple Voting Shares no longer as a group beneficially own, directly or indirectly and in the aggregate, at least 12.5% of the issued and outstanding Subordinate Voting Shares and Multiple Voting Shares on a non-diluted basis; and

(b)
Dax Dasilva no longer serving as a director or member of senior management of the Corporation; and upon such occurrence, the authorized and unissued Multiple Voting Shares as a class shall be deleted entirely from the authorized capital of the Corporation, together with the rights, privileges, restrictions and conditions attaching thereto and all references to the Multiple Voting Shares, without prejudice to the rights of the former holders of Multiple Voting Shares to receive, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor a certificate or certificates for the number of Subordinate Voting Shares issued on conversion thereof.

1.5.3.	For purposes of this subsection 1.5:

"Members of the Immediate Family" means with respect to any individual, each parent (whether by birth or adoption), spouse, child (including any step-child) or other descendants (whether by birth or adoption) of such individual, each spouse of any of the aforementioned Persons, each trust created solely for the benefit of such individual and/or one or more of the aforementioned Persons, and each legal representative of such individual or of any aforementioned Persons (including without limitation a tutor, curator, mandatary due to incapacity, custodian, guardian or testamentary executor), acting in such capacity under the authority of the law, an order from a competent tribunal, a will or a mandate in case of incapacity or similar instrument. For the purposes of this definition, a Person shall be considered the spouse of an individual if such Person is legally married to such individual, lives in a civil union with such individual or is the common law partner (as defined in the Income Tax Act (Canada) as amended from time to time) of such individual. A Person who was the spouse of an individual within the meaning of this paragraph immediately before the death of such individual shall continue to be considered a spouse of such individual after the death of such individual;

"Permitted Holders" means, (i) Dax Dasilva and any Members of the Immediate Family of Dax Dasilva, and (ii) any Person controlled, directly or indirectly, by one or more Persons referred to in clause (i) above;

"Person" means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company; and

A Person is "controlled" by another Person or other Persons if: (i) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of directors carrying in the aggregate at least a majority of the votes for the election of directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the board of directors of such company or other body corporate; or (ii) in the case of a Person that is not a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and "controls", "controlling" and "under common control with" shall be interpreted accordingly.

1.6.
Single Class. Except as otherwise provided above, Subordinate Voting Shares and Multiple Voting Shares are equal in all respects and shall be treated as shares of a single class for all purposes under the Act.

2.	Preferred Shares

The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, are as follows:

2.1.
Directors’ Right to Issue One or More Series. The Preferred Shares may at any time and from time to time be issued in one or more series. Prior to the issue of Preferred Shares of any series, the directors of the Corporation shall, subject to the rights, privileges, restrictions and conditions attached to the Preferred Shares as a class, the articles of the Corporation and the provisions of the Act, by resolution amend the articles of the Corporation to fix the number of Preferred Shares in such series and determine the designation of, and the rights, restrictions, privileges and conditions attached to, the Preferred Shares of such series including, without limitation:

(a)	the rate, amount or method of calculation of any dividends and whether any dividends are subject to adjustment;

(b)	whether any dividends are cumulative, partly cumulative or non-cumulative;

(c)	the dates, manner and currency of payments of any dividends and the date from which any dividends accrue or become payable;

(d)	voting rights, if any;

(e)
if redeemable or purchasable (whether at the option of the Corporation or the holder or otherwise), the redemption or purchase prices and currency or currencies thereof and the terms and conditions of redemption or purchase, with or without any provision for sinking or similar funds;

(f)	any conversion, exchange or reclassification rights; and

(g)	any other terms not inconsistent with these provisions;

the whole subject to receipt by the Director appointed under the Act of articles of amendment designating and fixing the number of Preferred Shares in such series and setting forth the rights, privileges, restrictions and conditions attached thereto and the issue by the Director of a certificate of amendment with respect thereto.

2.2.
Ranking of Preferred Shares of Each Series. The Preferred Shares of each series shall with respect to the payment of dividends and the distribution of the assets of the Corporation in the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation for the purpose of winding up its affairs, rank (i) on a parity with the Preferred Shares of every other series and (ii) senior to the Multiple Voting Shares, the Subordinate Voting Shares and the shares of any other class ranking junior to the Preferred Shares. The Preferred Shares of any series shall also be entitled to such other preferences, not inconsistent with these provisions, over the Multiple Voting Shares, the Subordinate Voting Shares and the shares of any other class ranking junior to the Preferred Shares as may be fixed in accordance with subsection 2.1 above.

2.3.
Voting Rights. Except as hereinafter specifically provided, as required by the Act, by law or as may be required by an order of a court of competent jurisdiction or in accordance with any voting rights which may be attached to any series of Preferred Shares, the holders of Preferred Shares shall not be entitled as such to receive notice of, or attend, any meeting of shareholders of the Corporation and shall not be entitled to vote at any meeting. The holders of Preferred Shares or any series thereof shall not, unless the rights, privileges, restrictions and conditions attached to any particular series thereof provide to the contrary, be entitled to vote separately as a class or series on any proposal to amend the articles of the Corporation referred to in paragraph (a), (b) or (e) of subsection 176(1) of the Act. In the event of any meeting of the holders of Preferred Shares, or any series thereof, each holder of Preferred Shares shall be entitled to one vote in respect of each Preferred Share held. Any approval required to be given by the holders of Preferred Shares shall be deemed to have been sufficiently given if it shall have been given by a resolution signed by all the holders of the then outstanding Preferred Shares or by a resolution passed by the affirmative vote of not less than 66%% of the votes cast by holders of Preferred Shares who voted in respect of that resolution at a meeting of the holders of Preferred Shares called and held for such purpose in accordance with the by-laws of the Corporation at which holders of not less than twenty-five percent (25%) of the then outstanding Preferred Shares are present in person or represented by proxy; provided that, if at any such meeting a quorum is not present within one-half hour after the time appointed for such meeting, the meeting shall be adjourned to the same day in the next week at the same time and to such place as the chairman of the meeting may determine and, subject to the provisions of the Act, it shall not be necessary to give notice of such adjourned meeting. At such adjourned meeting the holders of Preferred Shares present in person or represented by proxy shall constitute a quorum and may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than 66%% of the votes cast by the holders of Preferred Shares at such meeting shall constitute the approval of the holders of Preferred Shares. Subject to the foregoing, the formalities to be observed with respect to proxies, the giving or waiving of notice of any such meeting and the conduct thereof shall be those from time to time prescribed in the Act and the by-laws of the Corporation with respect to meetings of shareholders.

SCHEDULE TO THE RESTATED ARTICLES OF INCORPORATION OF
LIGHTSPEED POS INC.

Other provisions

The directors may appoint one or more additional directors, who shall hold office for a term expiring no later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.